EXHIBIT 1

METABANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30,  2015 and  2014

(With Independent Registered Public Accounting Firm Report Thereon)

METABANK PROFIT SHARING 401(k) PLAN

Report of Independent Registered Public Accounting Firm

The Plan Administrator

MetaBank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended September 30, 2015. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2015 and 2014, and the changes in net assets available for benefits for the year ended September 30, 2015, in conformity with U.S. generally accepted accounting principles.

The supplemental information in the accompanying schedule H, line 4i - schedule of (held at end of year) as of September 30, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s 2015 financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  In our opinion, the supplemental information in the accompanying schedule H, line 4i - schedule of assets (held at end of year) as of September 30, 2015 is fairly stated in all material respects in relation to the 2015 financial statements as a whole.

Des Moines, Iowa
April 7, 2016

METABANK PROFIT SHARING 401(k) PLAN
Statements of Net Assets Available for Benefits
September 30, 2015 and 2014

	2015	2014
Assets:
Investments, at fair value	$20,156,899	16,081,930
Investments, at contract value	551,050	458,961
Total investments	20,707,949	16,540,891
Receivables:
Employer contributions	1,089,332	935,572
Notes receivable from participants	17,369	—
Total receivables	1,106,701	935,572
Net assets available for benefits	$21,814,650	17,476,463

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN
Statement of Changes in Net Assets Available for Benefits
Year ended September 30, 2015

Additions to net assets attributed to:
Investments:
Interest and dividends	$163,997
Net depreciation in fair value of investments	(58,411)
Net change in investments	105,586

Interest on notes receivable from participants	635

Contributions:
Participants	1,637,643
Employer	1,089,332
Rollovers	2,035,265
Total contributions	4,762,240
Deductions from net assets attributed to:
Benefits paid to participants and beneficiaries	587,980
Administrative expenses	2,532
Total deductions	590,512
Net increase in net assets available for benefits	4,277,949

Net assets transferred into plan	60,238
Net assets available for benefits:
Beginning of year	17,476,463
End of year	$21,814,650
See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

(1)	Description of the Plan

The following description of the MetaBank Profit Sharing 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan Document for a more complete description of the Plan’s provisions.

(a)	General and Eligibility

The Plan is a defined contribution plan covering all full‑time employees of MetaBank (a wholly owned subsidiary of Meta Financial Group, Inc. (the Company)), referred to herein as the Bank, who have one year of service (profit‑sharing), three months of service (elective deferrals and match) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)	Record Keeper and Custodian

Effective December 1, 2012, Principal Life Insurance Company has been designated as record-keeper and Principal Trust Company as custodian and trustee of the Plan (collectively, Principal).

(c)	Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $18,000 in 2015 and $17,500 in 2014, as indexed by the Internal Revenue Service (IRS), except for those employees eligible for catch‑up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. A contribution of 4% of eligible compensation was also approved related to fiscal year 2014 to be paid in fiscal year 2015. A contribution of 4% of eligible compensation was also approved related to fiscal year 2015 to be paid in fiscal year 2016.

Participants direct the investment of their contributions and any employer contributions into various investment options offered by the Plan. Participants may currently direct contributions into balanced / asset allocation accounts, a guaranteed investment account, and various mutual fund accounts. Additionally, participants may use a portion of their account balance to contribute to Meta Financial Group, Inc. common stock.

During the year ended September 30, 2015, the Plan allows participants to contribute to an after-tax Roth 401(k) account. Total contributions to the after-tax Roth 401(k) account were $158,042 for the year ended September 30, 2015. The Plan collects and distributes funds in the after-tax Roth 401(k) accounts in the same manner as for all other contributions to the Plan.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

(d)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of (a) the Bank’s contribution, if any, and (b) investment fund earnings (losses), and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Participants are allowed to direct the investment of their contributions among the investment options offered by the Plan. Participants may change investment options at any time.

(e)	Voting Rights

Each participant is entitled to exercise voting rights attributable to the shares allocated to his or her account and is notified by the Bank on behalf of the Trustees prior to the time that such rights are to be exercised. The Trustees are not permitted to vote any allocated share for which instructions have not been given by a participant.

(f)	Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon.

(g)	Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump‑sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump‑sum cash payment will be made.

(h)	Notes Receivable from Participants

The Plan does not provide for participant loans.  In December 2014, the Plan sponsor acquired AFS/IBEX Financial Services Inc.  In conjunction with the acquisition, the participants were allowed to rollover their 401(k) investments and associated loans for payoff into the Plan.  The AFS/IBEX acquisition resulted in $17,369 in outstanding loans for the year ended September 30, 2015. Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. As of September 30, 2015, rates on outstanding loans are 5.25% and mature through July 2019. Principal and interest is paid ratably through payroll deductions.

(i)	Rollover Contributions

Upon acquisition of AFS/IBEX Financial Services, Inc. noted above, a Plan amendment was approved to terminate the AFS/IBEX Financial Services, Inc. plan with Mass Mutual. All participants in the AFS/IBEX  401(k) plan became 100 percent vested in that plan upon termination and were provided the option to have their account balance rolled into the Plan, receive a lump sum distribution, or roll over their funds into an IRA with Mass Mutual. An aggregate of $683,077 was rolled into the Plan during the year ended September 30, 2015, and is included in rollovers on the statement of changes in net assets available for benefits.  The remaining rollover contributions in the statement of changes in net assets available for benefits are considered to be normal rollover activity during the year.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(b)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest‑bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year‑end. The investment in the common stock of Meta Financial Group, Inc. is reported at fair value based on quoted market price.

Purchases and sales of securities are recorded on a trade‑date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex‑dividend date.

(d)	Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2015, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(e)	Adoption of ASU No. 2015-12, Plan Accounting

The Plan adopted Auditing Standards Update (ASU) 2015-12, Plan Accounting, during the year ended September 30, 2015.  This ASU reduces complexity in employee benefit plan financial reporting and disclosure requirements.  Upon adoption of the standard, plans are no longer required to: measure fully benefit-responsive investment contracts at fair value, disaggregate investments by nature, risks and characteristics, and disclose individual investments that represent five percent or more of net assets available for benefits or disclose net appreciation or depreciation for investments by general type.  This update is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted.

(3)	Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

(4)	Investments

During the year ended September 30, 2015, the Plan’s investments in mutual funds and Meta Financial Group, Inc. common stock (including investments bought, sold, and held during the year) depreciated in fair value by $745,779 and appreciated in fair value by $85,284, respectively.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

The Plan owns 13,193 shares of Meta Financial Group, Inc. common stock at September 30, 2015 and 13,017 shares at September 30, 2014. The Plan purchased 176 shares of Meta Financial Group, Inc., a party‑in‑interest, common stock during the year ended September 30, 2015. The Plan did not sell  or distribute any shares during the same period. The Plan received $6,805 in dividend income on the Meta Financial Group, Inc. common stock during the year ended September 30, 2015.

(5)	Fixed Income Guaranteed Option

The Plan has a fully benefit-responsive guaranteed investment contract (“GIC”) with Principal Life Insurance Company. Principal Life Insurance Company maintains the contributions in a general account. The GIC does not have specific underlying assets assigned. The GIC issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The GIC is included in the financial statements at contract value which approximates fair value. Contract value, as reported to the Plan by Principal Life Insurance Company, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The GIC does have a surrender charge of 5% that may be charged if the Plan terminates its interest in the contract.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (1) amendments to the plan document (including complete or partial plan termination or merger with another plan), (2) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, (3) bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan, or (4) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be greater than 3% or less than 1%. Such interest rates are reviewed on a semi-annual basis for resetting. The Plan began holding these investments on December 5, 2012. The average yield credited to participants for the years ended September 30, 2015 and 2014 was as follows:

	2015	2014
Average yields:
Based on actual earnings	1.50%	1.47%
Based on interest rate credited to participants	0.67	0.87

(6)	Fair Value Measurements

Accounting Standards Codification (ASC) 820, Fair Value Measurement, defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system and requires disclosures about fair value measurement. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

ASC Topic 820 requires that assets and liabilities carried at fair value also be classified and disclosed according to the process for determining fair value. There are three levels of determining fair value. These levels are:

Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets that the Company has the ability to access at measurement date.

Level 2:	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which significant assumptions are observable in the market.

Level 3:	Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial statements.

The following is a description of the valuation methods used for assets measured at fair value:

Mutual Funds/Common Stock: The fair values of the mutual funds and common stock are based on quoted market prices when available.

Mututal Funds - Health Sciences: The fair values of the mutual funds for health sciences are based on quoted market prices when available.

Self‑directed brokerage accounts: The fair values of the mutual funds, stocks and bonds within the self‑directed brokerage accounts are based on quoted market prices when available.

Fixed Income Guaranteed Options: The Principal fixed income guaranteed option is reported at contract value which approximates fair value. Contract value represents the aggregation of contributions, plus interest, less withdrawals, if any. The fair value of this investment is considered a level 3 fair value measurement because none of the parameters for calculating fair value of the investment are available publically.

Collective Investment Trust: Valued at net asset value (NAV) per unit held by the Plan at year-end as quoted by the funds. The net asset value is based on the fair value of the underlying investments held by the fund less its liabilities. Participant transactions may occur daily.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

The fair value of the Plan’s assets at September 30, 2015 and 2014, by level within the fair value hierarchy, is presented as follows:

	Assets at Fair Value at September 30, 2015
	(Level 1)	(Level 2)	(Level 3)	Total
Collective Investment Trust
Balanced/Asset Allocation	$—	5,291,379	—	5,291,379
Employer Security
Employer Security	551,050	—	—	551,050
Investment Contract
Guaranteed Investment Contract	—	—	1,511,190	1,511,190
Mutual Funds
Fixed Income	1,704,978	—	—	1,704,978
International Equity	1,385,740	—	—	1,385,740
Large U.S. Equity	4,171,448	—	—	4,171,448
Health Sciences	1,467,554	—	—	1,467,554
Other	13,956	—	—	13,956
Small/Mid U.S. Equity	4,610,654	—	—	4,610,654
	$13,905,380	5,291,379	1,511,190	20,707,949

	Assets at Fair Value at September 30, 2014
	(Level 1)	(Level 2)	(Level 3)	Total
Collective Investment Trust
Balanced/Asset Allocation	$—	3,491,645	—	3,491,645
Employer Security
Employer Security	458,961	—	—	458,961
Investment Contract
Guaranteed Investment Contract	—	—	1,270,949	1,270,949
Mutual Funds
Fixed Income	1,518,795	—	—	1,518,795
International Equity	1,160,971	—	—	1,160,971
Large U.S. Equity	3,653,133	—	—	3,653,133
Health Sciences	1,037,088	—	—	1,037,088
Other	16,984	—	—	16,984
Small/Mid U.S. Equity	3,932,365	—	—	3,932,365
	$11,778,297	3,491,645	1,270,949	16,540,891

There were no transfers between levels of the fair value hierarchy during the years ended September 30, 2015 and 2014.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

The following table sets forth a summary of changes in fair value of the Plan’s Level 3 assets for the year ended September 30, 2015:

Guaranteed investment contract
Balances at the beginning of year	$1,270,949
Purchases	248,331
Sales	(31,938)
Realized gains (losses)	1,546
Unrealized gains (losses)	22,302
Balances at the end of year	$1,511,190

The following table summarizes those investments measured at fair value using NAV as a practical expedient as of September 30, 2015.

Fund	Fair value	Unfunded commitments	Redemption frequency
Principal Management Corp - PRI Trust (SM) Income Fund	$5,945	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2010 Fund	77,191	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2015 Fund	125,937	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2020 Fund	606,364	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2025 Fund	1,559,172	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2030 Fund	365,844	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2035 Fund	1,298,976	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2040 Fund	411,458	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2045 Fund	538,749	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2050 Fund	231,631	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2055 Fund	69,925	N/A	Daily
Principal Management Corp - PRI Trust (SM) Tgt 2060 Fund	187	N/A	Daily
Total	$5,291,379

(7)	Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(8)	Tax Status

The Plan obtained its latest determination letter on March 31, 2008, in which the Internal Revenue Service states that the Plan , as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC.GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of September 30, 2015 and 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2010.

METABANK PROFIT SHARING 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

(9)	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant‑directed fund elections. Additionally, the investments within each participant‑directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participant who made such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(10)	Related-Party Transactions

Transactions resulting in Plan assets being transferred to or used by a related party are prohibited under ERISA unless a specific exemption is applied. Principal is a party-in-interest as defined by ERISA as a result of being the record keeper and custodian of the Plan. The Plan incurred administrative and trustee/custodian expenses of approximately $2,532 to Principal in 2015. Meta Financial Group, Inc. is a party-in-interest as defined by ERISA as a result of being the Plan Sponsor. The Plan engages in transactions involving the acquisition or disposition of common stock of the Company. All of the above transactions are exempt from the “prohibited transactions” provisions of ERISA and the Internal Revenue Code.

(11)	Subsequent Events

The Plan has evaluated subsequent events through the date the financial statements were issued, to ensure that the financial statements include appropriate disclosure or recognition of events that occurred subsequent to September 30, 2015.  See accompanying report of independent registered public accounting firm.

Schedule H
METABANK PROFIT SHARING 401(k) PLAN
Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
September 30, 2015

(a)	(b) Identity of issuer, borrower, lessor, or similar party	(c) Description of investment	(d) Shares	(e) Cost	(f) Current value
	The American Funds	Mutual Funds – International Equity	5,897	**	$262,277
	Delaware Investments	Mutual Funds – Small / Mid U. S. Equity	3,278	**	165,935
	JP Morgan Funds	Mutual Funds – Small / Mid U. S. Equity	23,168	**	793,488
	Lord Abbett	Mutual Funds – Small / Mid U. S. Equity	28,294	**	655,016
*	Meta Financial Group, Inc.	Employer Security	13,192	**	551,050
	MFS Investment Management	Mutual Funds – International Equity	25,373	**	842,892
	Oppenheimer	Mutual Funds – International Equity	9,615	**	280,571
	Oppenheimer	Mutual Funds – Other	1,355	**	13,956
	Pimco Funds	Mutual Funds – Fixed Income	19,905	**	241,615
	Pimco Funds	Mutual Funds – Fixed Income	4,752	**	50,519
*	Principal Funds Inc (Real Estate Sec R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	25,555	**	547,941
*	Principal Funds Inc (Equity Income R4 Fund)	Mutual Funds – Large U. S. Equity	56,386	**	1,361,706
*	Principal Funds Inc (Income R4 Fund)	Mutual Funds – Fixed Income	148,053	**	1,412,844
*	Principal Funds Inc (LargeCap Growth I R4 Fund)	Mutual Funds – Large U. S. Equity	157,229	**	1,856,877
*	Principal Funds Inc (LargeCap S&P 500 Idx R4 Fund)	Mutual Funds – Large U. S. Equity	69,654	**	952,865
*	Principal Funds Inc (MidCap R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	55,789	**	1,182,728
*	Principal Funds Inc (MidCap S&P 400 Idx R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	25,234	**	472,371
*	Principal Funds Inc (SmallCap S&P 600 Idx R4 Fund)	Mutual Funds – Small / Mid U. S. Equity	34,218	**	793,175
*	Principal Life Insurance Company	Guaranteed Investment Contract	120,107	**	1,511,190
*	Principal Trust Company (Income Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	414	**	5,945
*	Principal Trust Company (Target 2010 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	4,589	**	77,191
*	Principal Trust Company (Target 2015 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	7,099	**	125,937
*	Principal Trust Company (Target 2020 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	33,153	**	606,364
*	Principal Trust Company (Target 2025 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	81,376	**	1,559,172
*	Principal Trust Company (Target 2030 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	18,646	**	365,844
*	Principal Trust Company (Target 2035 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	65,971	**	1,298,976
*	Principal Trust Company (Target 2040 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	20,542	**	411,458
*	Principal Trust Company (Target 2045 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	26,487	**	538,749
*	Principal Trust Company (Target 2050 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	11,222	**	231,631
*	Principal Trust Company (Target 2055 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	3,359	**	69,925
*	Principal Trust Company (Target 2060 Fund R4)	Collective Investment Trust – Balanced/Asset Allocation	18	**	187
	T. Rowe Price Funds	Mutual Funds Health Sciences	20,525	**	1,467,554
	Total investments				20,707,949
*	Notes receivable from participants, 5.25%, due through July 2019			**	17,369
					$20,725,318

*	Party-in-interest.
**	Cost information is not required for participant-directed investments, and, therefore is not included.
See accompanying report of independent registered public accounting firm